Exhibit 99.1

        Blue Rhino Fiscal First Quarter '04 Earnings Exceed Consensus

    Highlights:

    * Earnings per share doubles to $0.08 from fully-taxed $0.04 in prior year

    * Cylinder exchange revenues increase 5% from prior year

    * Over $10 million in debt paid down during quarter

    * Company adopts new January 31 fiscal year end

    * Company reiterates long-term EPS growth target of 25%

    WINSTON-SALEM, N.C., Nov. 25 /PRNewswire-FirstCall/ -- Blue Rhino Corporation (Nasdaq: RINO), a leading national provider of branded propane cylinder exchange and complementary propane-fueled products, today reported that diluted earnings per share for its fiscal first quarter doubled from fully-taxed diluted earnings per share for the prior year fiscal first quarter.
    For the first quarter of fiscal 2004, Blue Rhino reported net revenues of $49.3 million and net income of $1.5 million, or $0.08 per fully diluted share. The consensus estimate as reported by First Call for the first quarter was $0.07 per fully diluted share. This compares with net revenues of $54.8 million and pro forma fully taxed net income of $706,000 or $0.04 per fully diluted share for the same period a year ago. In the year-ago quarter, Blue Rhino had negligible income tax expense, compared to income tax expense calculated at an effective income tax rate of 39% for the fiscal first quarter ended October 31, 2003. The majority of the income tax expense recorded in the current year first quarter will be deferred due to the Company's net operating loss carryforwards. For GAAP reporting purposes, the Company reported net income of $1.2 million or $0.07 per fully diluted share in last year's first quarter with an effective tax rate of 1%.
    In addition to reporting results for the first quarter ended October 31, 2003 in accordance with generally accepted accounting principles (GAAP), the Company has included certain non-GAAP financial measures to enable investors to make meaningful comparisons between fiscal periods. It also has included a schedule, shown under "Supplemental Information" in the attached financial tables, reconciling these non-GAAP financial measures with the comparable GAAP financial results.
    Net revenues for the first quarter totaled $49.3 million, as expected, which was within the range of the Company's estimates of $48 - $50 million. Net revenues for the same period a year ago totaled $54.8 million. The difference in net revenues compared to the first quarter of fiscal 2003, was a shift in product sales to a major retailer from the fiscal first quarter ended October 31, 2003 to the quarters ending January 31, 2004 and April 30, 2004. Cylinder exchange revenue increased 5% from the prior year to $38.8 million. Consolidated gross margins improved to 26.7% from 24.6% for the first quarter a year ago, largely a result of an increased mix of higher margin cylinder exchange revenues and an increase in cylinder exchange margins.
    "Blue Rhino's first-quarter performance again confirms the effectiveness of the strategy we've put in place for long-term profitability and growth," said Billy D. Prim, chairman and chief executive officer. "We continue to grow earnings and cylinder exchange revenues despite a decline in the mix of cylinder upgrade transactions. Our cylinder exchange customers continue to grow demonstrating that our strategy of switching refillers to exchange is working. In addition, our performance came against extremely strong year-ago results, where cylinder exchange revenues increased 75% from the prior year. We also are benefiting from increased efficiencies thanks to our advanced, direct-to-retailer delivery system.
    "Looking ahead, we believe Blue Rhino is well positioned to capitalize on the continuing growth in cylinder exchange within the overall propane refill market, to leverage our strong retail relationships to cross-merchandise cylinder exchange with the Company's complementary propane-related products, and to leverage our established infrastructure," Prim said.

    Continued Debt Reduction
    Blue Rhino continued to strengthen its Balance Sheet in the fiscal 2004 first quarter. During the period, the Company used its strong cash flow to pay down more than $10 million in bank debt, reducing the balance to $36.6 million at October 31, 2003. The debt repayment allowed the Company to substantially reduce interest costs to $655,000 for the quarter compared to $1.3 million in the prior year.

    Company Has Adopted New January 31 Fiscal Year End
    The Company also announced a change in its fiscal year end from July 31 to January 31. This change better correlates Blue Rhino's fiscal year with its business cycle. The January 31 year-end also corresponds with that of the Company's major retail customers. Blue Rhino's fiscal 2004 will include two fiscal quarters and conclude on January 31, 2004. Fiscal 2005 will begin on February 1, 2004.

    Company Confirms Long-Term Growth Targets
    Blue Rhino reiterated its double-digit annual revenue growth and 25% annual earnings growth targets over the next three to five years.
    "We are the market leader in our core cylinder exchange business. But since exchange still represents less than 40% of the total $1 billion propane refill market, we have plenty of room to grow," Prim said.

    Updated Guidance for Fiscal 2004
    Fiscal 2004 will include only two quarters due to the change in the fiscal year ending on January 31, 2004. For the fiscal quarter ending January 31, 2004, the Company expects revenues in the range of $65 million to $68 million, resulting in anticipated fully-taxed diluted earnings per share between $0.04 and $0.06.
    Blue Rhino confirmed its twelve-month targets for the period ending July 31, 2004 of anticipated revenue growth of approximately 15%, and anticipated net revenues in a range between $290 million and $300 million. Fully-taxed earnings per share are expected to grow by approximately 25% to between $0.73 and $0.81.

    Conference Call
    Blue Rhino's conference call to discuss fiscal first quarter results is scheduled for 10:30 a.m., Eastern Time, Tuesday, November 25, 2003. The call will be available live and by replay over the Internet at www.streetevents.com and at the Blue Rhino Web site at www.bluerhino.com.

    About Blue Rhino
    Blue Rhino is a leading national provider of branded propane cylinder exchange and complementary propane-fueled products to consumers. Blue Rhino cylinder exchange is offered at leading home improvement centers, mass merchants, hardware, grocery, and convenience stores, with branded cylinder displays at more than 28,000 retail locations in 48 states plus Puerto Rico. Cylinders are delivered to retailers through a national network of both independent and company-owned distributors. The Company's propane-fueled products segment is focused on appliances such as grills, patio heaters and mosquito eradication devices, which are sold through many of the same retailers that offer Blue Rhino's branded cylinder exchange service. The Company's common stock is quoted on The Nasdaq Stock Market, Inc. under the symbol RINO. For further information regarding Blue Rhino, visit the Blue Rhino Web site at www.bluerhino.com.

    This press release contains forward-looking statements that relate to Blue Rhino's plans, objectives and estimates. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Blue Rhino's business is subject to numerous risks and uncertainties, including: that its significant retail relationships are generally nonexclusive and terminable at will; that prices for its products and services may decline due to competitive or other factors; that it relies on a limited number of distributors; its ability to manage growth; its ability to place Blue Rhino cylinder exchange at additional retail locations; its ability to successfully defend certain lawsuits; its ability to protect its intellectual property and strengthen its brand; its ability to obtain an adequate supply of cylinders that comply with applicable guidelines; its ability to mitigate the effects of high propane commodity prices successfully; its ability to launch new products and services successfully and the effect of new safety guidelines on consumer demand for cylinder exchange. These and other risks and uncertainties detailed in its most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Blue Rhino makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.


                            Blue Rhino Corporation
               Condensed Consolidated Statements of Operations
             For the Three Months Ended October 31, 2003 and 2002
                    (in thousands, except per share data)

                                               Three Months Ended
                                                   October 31,
                                                2003         2002
                                                  (unaudited)

      Net revenues                            $49,269      $54,815

      Operating costs and expenses:
        Cost of sales                          36,120       41,351
        Selling, general and administrative     7,310        8,393
        Depreciation and amortization           2,616        2,157

           Total operating costs and expenses  46,046       51,901

             Income from operations             3,223        2,914

      Interest and other expenses (income):
        Interest expense                          655        1,256
        Loss on investee                           --          455
        Other, net                                117          (71)

             Income before income taxes         2,451        1,274

      Income taxes                                956           15

             Net income                         1,495        1,259

      Preferred dividends                          --           71

             Income available to
              common stockholders              $1,495       $1,188

      Earnings per common share:

             Basic                              $0.08        $0.08

             Diluted                            $0.08        $0.07

      Shares used in per share calculations:

             Basic                             17,842       14,121

             Diluted                           19,853       17,701


                            Supplemental Information

                                                       Three Months Ended
                                                          October 31,
                                                     2003              2002
                                                          (unaudited)

      Net income                                    $1,495            $1,259

      Income taxes                                     956                15

              Pre-tax earnings                       2,451             1,274

      Preferred dividends                               --                71

              Pre-tax income available to
               common stockholders                  $2,451            $1,203


      Pre-tax net income                            $2,451            $1,274

        Pro forma income taxes at 39% rate             956               497

              Pro forma net income
               (non-GAAP for 2002)                   1,495               777

        Preferred dividends                             --                71

              Pro forma income available
               to common stockholders
               (non-GAAP for 2002)                  $1,495              $706

              Pro forma fully taxed earnings
               per share (non-GAAP for 2002)         $0.08             $0.04

      Cylinder Transactions                          2,442             2,257


                            BLUE RHINO CORPORATION
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                   As of October 31, 2003 and July 31, 2003
                                (In thousands)

                                                  October 31,         July 31,
                                                      2003              2003
                        ASSETS                    (unaudited)
      Current assets:
         Cash and cash equivalents                   $2,553            $2,495
         Accounts receivable, net                    12,053            25,809
         Inventories                                 19,643            20,372
         Prepaid expenses and other
          current assets                              5,062             7,055
         Deferred income taxes                        2,266             2,266

              Total current assets                   41,577            57,997

      Cylinders, net                                 48,509            50,917
      Property, plant and equipment, net             38,098            37,765
      Intangibles, net                               62,843            62,862
      Other assets                                    1,177             1,264

              Total assets                         $192,204          $210,805

      LIABILITIES AND STOCKHOLDERS' EQUITY

      Current liabilities:
         Accounts payable                           $11,525           $19,193
         Current portion of long-term debt
          and capital lease obligations               6,144             6,433
         Accrued liabilities                          4,054             5,679
              Total current liabilities              21,723            31,305

      Long-term debt and capital lease
       obligations, less current maturities          32,262            42,800
      Deferred income taxes                           4,767             4,232
              Total liabilities                      58,752            78,337

      Stockholders' equity                          133,452           132,468
              Total liabilities and
               stockholders' equity                $192,204          $210,805

SOURCE  Blue Rhino Corporation
    -0-                             11/25/2003
    /CONTACT: Mark Castaneda, Chief Financial Officer of Blue Rhino Corporation, +1-336-659-6755/
    /Audio:  http://www.streetevents.com /
    /Web site:  http://www.bluerhino.com /
    (RINO)

CO:  Blue Rhino Corporation
ST:  North Carolina
IN:  OIL
SU:  ERN CCA ERP